UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2020 (November 16, 2020)

Riot Blockchain, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 6th Street, Suite 401, Castle Rock, CO 80104
(Address of principal executive offices)

(303) 794-2000
(Registrant’s telephone number, including area code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RIOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On November 16, 2020, the Chairperson of the Board of Directors (the “Board”) of Riot Blockchain, Inc. (the “Corporation”), Mr. Remo Mancini, tendered his formal resignation from the Board and from each of the Board committees on which he served. Mr. Mancini’s resignation became effective as of 11:59 PM Eastern Time on November 16, 2020. Mr. Mancini’s resignation is not related to any dispute or disagreement relating to the Corporation’s operations, policies or procedures.

Appointment of Director

On November 17, 2020, the Board appointed Mr. Hubert Marleau to serve as a member of the Board of Directors to fill the vacancy left by the resignation of Mr. Mancini, effective as of 12:01 AM Eastern Time on November 17, 2020. Mr. Marleau has also been appointed as a member of the Board’s three (3) standing committees, including the Audit Committee, the Compensation and Human Resources Committee, and the Governance and Nominating Committee. Mr. Marleau’s term as a member of the Board and each of three (3) standing committees will expire at the 2021 annual meeting of the Corporation’s shareholders and his successor is elected and appointed, or until his earlier resignation, removal, death, or disability.

Mr. Marleau, age 76, is a veteran capital markets professional, corporate director, and Chair of the Marleau Lecture Series on Economic and Monetary Policy at the University of Ottawa. Currently, he serves as Chief Economist at Palos Management, a boutique investment management firm headquartered in Montreal, Canada. In addition to a career in the capital markets that has spanned over five decades, Mr. Marleau has previously served as a Governor of the Montreal and Vancouver stock exchanges, and as a Director of the Listing Committee for the Toronto Stock Exchange and Director of the Investment Dealers Association of Canada (now known as IIROC).

Mr. Marleau’s broad areas of expertise include macroeconomic policy & analysis, corporate governance, financial analysis, and investment banking. In addition to being a current or past board member of approximately fifty publicly-traded companies, he has raised funds privately and publicly for hundreds of emerging and mature companies, structured numerous mergers and acquisitions, and acted as the driving force behind numerous transactions. Mr. Marleau graduated from the University of Ottawa in 1967 with an Honours Bachelor of Social Sciences in Economics.

There are no arrangements or understandings between Mr. Marleau and any other person pursuant to which he was appointed as a director of the Corporation. There are no family relationships between Mr. Marleau and any director or executive officer of the Corporation, and Mr. Marleau is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On November 17, 2020, the Corporation issued a press release announcing Mr. Mancini’s resignation as member and chairperson of the Board. A copy of this press release is being furnished as Exhibit 99.1 to this current report on Form 8-K (this “Current Report”).

On November 17, 2020, the Corporation issued a press release announcing Mr. Marleau’s appointment to the Board. A copy of this press release is being furnished as Exhibit 99.2 to this Current Report.

The information provided under this Item 7.01, including exhibits 99.1 and 99.2, is being furnished by the Corporation pursuant to this Item 7.01 only and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth in any such filing.

Item 9.01. (d) Exhibits.	Financial Statements and Exhibits.

Exhibit Number	Description
99.1*	Press Release, dated November 17, 2020, announcing the resignation of Remo Mancini from the Board of Directors of Riot Blockchain, Inc.
99.2*	Press Release, dated November 17, 2020, announcing the appointment of Hubert Marleau to the Board of Directors of Riot Blockchain, Inc.

*The information contained in this Press Release is furnished but not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT BLOCKCHAIN, INC.

By:	/s/ Jeffrey McGonegal
Jeffrey McGonegal
Chief Executive Officer

Date: November 18, 2020